EXHIBIT 5.1

Registered CRISPR Therapeutics AG Baarerstrasse 14 6300 Zug Basel, November 9, 2017 CRISPR Therapeutics AG – Registration Statement on Form S-3

VISCHER Ltd	Dear Sir or Madam,

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in Basel-City

This opinion is being rendered at the request of CRISPR Therapeutics AG (the “Company”) in connection with the filing of a registration statement on Form S-3 on November 9, 2017 (the “Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of such number of common shares of CHF 0.03 par value each of the Company as authorized by the Shareholders Resolution (as defined below), including any additional shares with a nominal value of CHF 0.03 sold or, if and to the extent such option is exercised, to be sold to the underwriters pursuant to the over-allotment option granted by the Company to the underwriters (together the “Shares”). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I.      BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For the purpose of giving this opinion, we have examined such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including but not limited to the following documents:

a) a pdf copy of the Registration Statement dated as of November 7, 2017;

b) a pdf copy of the notarized articles of association (Statuten) of the Company dated May 31, 2017 (the “Articles”), as filed with the Commercial Register of the Canton of Zug;

c) an pdf copy of the excerpt from the Commercial Register of the Canton of Zug in respect of the Company, certified by such Commercial Register to be up-to-date as of July 19, 2017 (the “Excerpt”);

d)      a pdf copy of the notarized resolution of the general meetings of the shareholders and of the holders of then preferred shares of the Company, both dated July 19, 2016 (the “Shareholders Resolution”) and regarding, among others, the authorization (the “Authorization”) granted to the board of directors of the Company (the “Board”) to (i) increase the share capital of the Company by an amount up to CHF 491’970.15 (the “Capital Increase”), (ii) issue up to 16’399’005 shares of a nominal value of CHF 0.03 each and (iii) adapt the Articles accordingly;

e)      a pdf copy of the notarized resolution of the Board dated October 20, 2016 to (i) increase to share capital by an amount of CHF 138’000.00 by issuing 4’600’000 shares of a nominal value of CHF 0.03 each from the authorized share capital of the Company and thereby reducing the authorized share capital of the Company by CHF 138’000.00 and 4’600’000 shares to currently CHF 353’970.15, divided into 11’799’005 shares of a nominal value of CHF 0.03 each and (ii) amend the Articles accordingly; and

f) such other certificates of the officers of the Company.

The documents referred to above in paragraphs a) to f) are referred to together as the “Documents”.

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

II.     ASSUMPTIONS

In rendering the opinion below, we have assumed:

a)      the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

b)      the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined; and

c)      to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

III. OPINION

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares, when sold and upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Zug, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares).

IV. QUALIFICATIONS

This opinion is subject to the following qualifications:

a) This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)      The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular we express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

*        *        *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. All liability and other matters relating to this opinion shall be governed exclusively by Swiss law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

VISCHER AG

/s/ Dr. Matthias Staehelin Dr. Matthias Staehelin

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